Exhibit 99.2

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EDITED TRANSCRIPT

LOCK—Q2 2013 LifeLock Inc Earnings Conference Call

EVENT DATE/TIME: JULY 31, 2013 / 9:00PM GMT

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JULY 31, 2013 / 9:00PM, LOCK—Q2 2013 LifeLock Inc Earnings Conference Call

Todd Davis LifeLock Inc—Chairman & CEO

Chris Power LifeLock Inc—CFO

CONFERENCE CALL PARTICIPANTS

Greg Dunham Goldman Sachs—Analyst

Jamie Sunny BofA Merrill Lynch—Analyst

Robert Breza RBC Capital Markets—Analyst

Scott Zeller Needham & Company—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the second-quarter 2013 LifeLock Incorporated earnings conference call. My name is Sean, and I’ll be your operator for today. At this time, all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of this conference.

(Operator Instructions)

As a reminder, this call is being recorded for replay purposes.

I would now like to turn the call over to Greg Kleiner, Investor Relations for LifeLock. Please proceed.

Greg Kleiner—LifeLock Inc—IR

Thank you, Sean.

Good afternoon, everyone, and welcome to LifeLock’s second-quarter 2013 earnings conference call. Joining me today to discuss our second-quarter results are Todd Davis, LifeLock’s Chairman and CEO; Hillary Snyder, LifeLock’s President; and Chris Power, LifeLock’s Chief Financial Officer.

Our commentary today will include non-GAAP financial measures. Reconciliations between GAAP and non-GAAP metrics for our reported results can be found in our earnings press release which we have posted to our website at LifeLock.com. At times in our responses to your questions, we may offer incremental metrics to provide greater insight into the dynamics of our business or our quarterly results. Please be advised that this additional detail may be one-time in nature, and we may or may not provide an update in the future on these metrics. The primary purpose of today’s call is so provide you with the information regarding our second-quarter 2013 performance, in addition to our outlook for our third quarter and full year 2013.

Some of our discussions and responses to your questions may contain forward-looking statements. These statements are subject to risks, uncertainties, and assumptions. A discussion of the risks and uncertainties related to our business is contained in our filings with the Securities and Exchange Commission from time to time, including in our Form 10-K for the year ended December 31, 2012. Should any of these risks or uncertainties materialize, or should our assumptions as outlined in our earning release, and the documents referred to in that release prove to be incorrect, actual Company results could differ materially from these forward-looking statements. I encourage you to visit our Investor Relations website at investor.LifeLock.com to access our second-quarter press release, periodic SEC reports, a webcast replay of today’s call, or to learn more about LifeLock.

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JULY 31, 2013 / 9:00PM, LOCK—Q2 2013 LifeLock Inc Earnings Conference Call

Before I turn the call over to Todd, I wanted to point out that we are in the process of issuing and adjusted press release, which will have an amended adjusted net income per share, and reconciliation table for adjusted net income per share. Due to rounding, the adjusted figure will be moving from positive $0.03 to positive $0.04 for the second quarter of 2013.

With that, let me turn the call over to Todd.

Todd Davis—LifeLock Inc—Chairman & CEO

Thank you, Greg, and welcome to everyone joining us on the call today.

I am pleased to announce that our second-quarter results exceeded the high end of our guidance on both the top and bottom line, as the combination of our strong brand and superior services continues to pay dividends. Identity theft remains top of mind for consumers. Our efforts add increasing awareness about the issue of identity theft and targeted customer acquisition efforts proved effective once again in the second quarter. The momentum of our LifeLock Ultimate service offering is contributing to our growth, as well as the increase in our guidance that Chris will outline in a moment. For the second quarter, we reported $89.5 million in revenue, up 32% from the year-ago period. This was driven by strong results from our consumer business, which was up 34% from the second quarter of last year. To put this performance in perspective, it represented the highest year-over-year growth for our consumer business since the second quarter of 2009.

For the quarter, we added 230,000 gross new members, up 36% from 169,000 gross adds in the second quarter of last year. This put us at roughly 2.76 million members ending the second quarter, up 21% from the 2.28 million members we had at the end of the second quarter of last year. The continued increase of LifeLock Ultimate as a percentage of the installed base helped to drive the average revenue per member during the quarter to $10.18, up 11% from $9.14 in the year-ago period. This strong execution extended our streak to 33 consecutive quarters of sequential growth in both revenue and cumulative ending members. We had another record quarter of new members signing up for LifeLock Ultimate, both in number of members and percentage of the total, with our premium offering accounting for more than 40% of new members during the period. The strength of both our brand and unique technology continues to drive success with this product. We believe this is also a reflection of the fact that customers are willing to pay a premium price for superior protection against identity theft.

We saw the successful results of both marketing investments targeted at driving more customers to LifeLock Ultimate, as well as some operational improvements designed to further improve our sales performance. In addition, we saw very encouraging results from the efforts we discussed last quarter about broadening the demographics of our customer base. The early results we’ve seen from the improved segmentation of our messaging have resulted in our new membership data trending younger and more gender neutral. As an update on the LifeLock Junior product offering we launched in the second quarter, we have seen strong results to date. As we mentioned previously, our child-related offerings make up about 6% of our installed base, and the new member percentage last quarter was pretty similar for this customer segment. However, Junior is already accounting for about 50% of these new members, and that is with a brand new offering that we’ve just begun to market.

We also received some strong third-party validation of our overall member satisfaction during the second quarter. First of all, I’m proud to share two very important metrics from LifeLock’s 2013 member satisfaction study conducted by Burke. LifeLock’s secure customer index metric, which is based on an overall satisfaction and brand loyalty measures, was in the 90th percentile once again, and improved over last year’s score. LifeLock’s net promoter score, which is a metric indicating how likely members are to recommend LifeLock to others, produced another very strong showing, coming in above our 2012 results as well. I would also like to congratulate the entire member service organization at LifeLock, as we were awarded the top prize in the Diversified Services Category for Customer Service Department of the year in the 2013 Annual American Business Awards. So you’ve heard me talk about the world-class 24/7 team at LifeLock before, but it is always gratifying when the recognition comes from a third party.

Overall, we remain encouraged by our success with both brand loyalty and member satisfaction, as our proprietary data network powers what is truly the most comprehensive product in the market, and it continues to show in our results. Our enterprise business continues to execute well. Our customer count is growing, and we are working on a large pipeline of new business. It is also important to remember that the proprietary data we received from this offering remains the key source of our product differentiation on the consumer side of our business. I remain optimistic about the future of the enterprise segment, not only as a driver of our consumer offering, but as a standalone contributor as well.

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JULY 31, 2013 / 9:00PM, LOCK—Q2 2013 LifeLock Inc Earnings Conference Call

However, we did have two items that affected the pace of growth in the past quarter. The primary factor was the result of one large telecommunications customer altering the scope of their agreement with us. The client in question had previously used ID Analytics Systems to score all of their incoming subscribers, regardless of whether or not they were a mobile or landline customers. After some revisions to their internal processes, the company made the decision to stop scoring new landline customers, due to the minimal fraud and low risk associated with this segment. Going forward, they will now only be scoring customers coming in from the mobile portion of the business where the impact from fraud is much higher. This change resulted in a meaningful drop in our enterprise transaction count, but only led to a small impact on our enterprise revenue for the quarter, reflecting the low price per transaction we were receiving for this segment of their business. While we never like to lose any business, this was a very unique one-off event that we do not expect to repeat itself with any of our other enterprise telecommunications customers.

The smaller impact to our enterprise business in the quarter came from actions we have taken to wind down contracts currently in place with competitors of our consumer business. These relationships date back to before we acquired ID Analytics, and we have been moving to further leverage our proprietary data advantage by allowing these existing contracts to lapse. A large majority of these customers have been notified of our intentions, and a number of the contracts have already ended. For the most part, our competitors ceased emphasizing offerings utilizing ID Analytics’ technology since our acquisition, but they do still have some legacy customers currently utilizing it.

Revenue from our consumer competitors accounted for roughly 16% of our enterprise segment in the second quarter, representing approximately 1.3% of LifeLock’s total revenue. This small portion of LifeLock’s overall revenue will draw down over time as the existing customers churn off. While this will continue to have a minor impact to our enterprise business, reinforcing and protecting the uniqueness of our consumer offering is paramount.

On the new business front, we had an excellent quarter of bookings in our enterprise business, highlighted by two major wins with new customers and a significant product expansion with an existing customer. The most exciting new customer was a top 10 auto financing company, as this represents our first major customer in this vertical. This particular win was a replacement of an existing vendor, as our technology significantly outperformed the legacy provider. The initial contract covers a large portion of the business, and if we perform well, we will eventually be rolled out through the entire operation. We have made several hires with significant experience in the automotive space targeted at penetrating this large market segment, and our efforts are starting to bear fruit.

We also signed a new deal with a top five retail credit card provider who represents many well-known consumer brands, furthering our penetration of the credit card industry. Finally, the major customer expansion I mentioned was with a large wireless vendor, who added our ID Score first-party fraud product to their existing suite of services. This product is based upon our unique visibility into the teleco space, and our resulting ability to spot a rising type of fraud in the wireless industry called credit muling. This fraud practice refers to instances where a criminal goes from store to store using their own identity in an effort to gain a large number of phones in a short amount of time in order to resell them on the black market, intentionally ruining his or her credit in the process.

Also in the past quarter, we made a number of additions to our management team as we continue to build out the leadership necessary to scale the Company into the future. As of a few weeks ago, Seth Greenberg has joined us to take over the role of Chief Marketing Officer. Seth comes to us most recently from Intuit, where he served as a DP of social, advertising, and brand and digital strategy. Dr. Steven Coggeshall was promoted to the position of Chief Analytics and Science Officer for both IDA and LifeLock as a whole. Dr Coggeshall has served as the Chief Technology Officer at ID Analytics since its inception, so he knows our business well. Don Beck was added as Senior Vice President of Enterprise Sales, where he will oversee the enterprise portion of our consumer business. Don previously held senior management roles at companies such as Involver, Webroot, Ncomputing, and Postini. Finally, Villi Iltchev was hired to lead our corporate development efforts. Villi most recently worked at salesforce.com and HP in their corporate development departments, so we look forward to the contributions from all four as we move forward.

It is also worth noting that Clarissa Cerda, our Executive Vice President, Chief Legal Officer, and Secretary joined the inaugural New York Stock Exchange Governance Council. This new organization will serve as an advisory board to the NYSE on corporate governance and compliance issues, maintaining an open dialogue between the Exchange and its members. Clarissa’s appointment to this organization is a strong testament to her skills and experience, as well as the systems and controls we’ve put in place at LifeLock.

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JULY 31, 2013 / 9:00PM, LOCK—Q2 2013 LifeLock Inc Earnings Conference Call

So to sum it up, our marketing and investments are driving increased awareness and adoption of our industry-leading service offering to a broader demographic and produced another set of strong results and increased guidance. We are executing well on both the brand and technology fronts against a backdrop of a growing and persistent threat from identity theft. We will continue our growth investments in an effort to capitalize on this large and growing market.

And with that, let me turn the call over to Chris.

Chris Power—LifeLock Inc—CFO

Thanks, Todd.

As Todd mentioned, we produced another strong set of result this quarter, with our total revenue coming in at $89.5 million, exceeding our previous guidance of $84 million to $86 million. This result is up 32% versus the prior year period. On the consumer side, revenue was up 34% over the prior year to $82.6 million. As we have seen over the past number of quarters, these results are being driven by strong increases in average monthly revenue per member and overall member growth, along with a strong retention rate. In the past quarter, we added 230,000 gross new members, and ended the quarter at 2.76 million members, up 36% and 21% respectively. The increasing percentage of LifeLock Ultimate in the install base helped drive our average monthly revenue per member up 11% year-over-year to $10.18 in the quarter. In addition, our retention rate was up modestly to 87.4% in the past quarter from 87.2% in Q1, and a 2 percentage point improvement on a year-over-year basis.

On the enterprise side of the business, revenue was $6.9 million, up 11% compared to $6.3 million in the prior year. Transactions came in at $48.3 million, compared to $55.7 million in the year-ago period, and $58.5 million in Q1 of this year. As Todd mentioned, this dropoff in transaction count was caused largely by the loss of a segment of one of our telecom customer’s business, and secondarily due to our decision to provide notices of nonrenewal to some of our consumer competitors, with those contracts lapsing as a result. We expect revenue growth to continue, as we believe the growth of the core enterprise business will more than offset the modest revenue impact from the one-off change to the teleco relationship and the gradual wind-down of our competitor contracts.

Before I move further down the income statement, I wanted to preface my comments by stating that my commentary will be focused on adjusted results, which exclude a total of $3.5 million of stock compensation expense and $2 million of amortization of acquired intangible assets. Adjusted gross margin for the quarter was 72%, similar to the prior-year period. Adjusted sales and marketing expense was $42.9 million in the quarter, compared to $30.9 million in the prior-year period, as we continue to invest aggressively in growth. In particular, as Todd alluded to earlier, several of the marketing campaigns this quarter were focused on capturing higher-end customers. These programs drove our cost of acquisition higher in the quarter to $175, which is up slightly from $172 in the prior year’s period, and $156 in the first quarter of this year. As we’ve mentioned in the past, this metric can vary from quarter to quarter, based upon the timing of particular marketing programs we have in place and the channel mix of new customers. While COA was at the high end of recent trends in this past quarter, it was well within bounds of our lifetime value calculation that we use to evaluate all customer acquisition expenditures. To that end, as our mix of new members coming in from LifeLock Ultimate in the quarter was above 40%, we were quite happy with the results.

As our average monthly revenue per member continues to increase, we have plenty of leeway to invest in our growth, and the results of these investments were proven once again this quarter. Consistent with our commentary from the Q1 conference call, due to the timing of our spending plans this year, we continue to expect marketing expenditures to be lower in the second half of the year than they were in the first half, which should lead to COA moderating in the second half. Adjusted technology and development expenses were $9.5 million in the quarter, compared to $7.2 million in the year-ago period. Our spending on this line item remains focused on product expansion and expanding our product leadership. Adjusted G&A expenses were $8.8 million in the quarter, compared to $6 million in last year’s Q2. The increased year-over-year largely reflects public company cost, as well as some impact from our management additions so far this year.

Adjusted net income for the quarter was $3.4 million, compared to $3.7 million in the second quarter of last year. Adjusted earnings per share for the period was $0.04, based on 94.9 million shares, compared to last year’s $0.05, which was based on 69.8 million shares. While adjusted EPS was down year-over-year reflecting the investments we’ve mentioned previously, it was above our prior guidance of breakeven to a profit of $0.01. Adjusted EBITDA came in at $4.6 million, compared to $6.1 million in the year-ago period, and above our prior guidance of $2 million to $3 million.

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JULY 31, 2013 / 9:00PM, LOCK—Q2 2013 LifeLock Inc Earnings Conference Call

Cash flow from operations for the quarter was $20.8 million, compared to $13.3 million in the prior yea r’s period. This led to strong free cash flow of $18.4 million, after taking into consideration $2.4 million of capital expenditures. This compares to free cash flow of $11.6 million, after $1.7million of capital expenditure in last year’s Q2. On a trailing 12-month basis, we’ve generated almost $50 million in free cash flow, resulting in a free cash flow margin of over 15%. We remain debt-free, and ended the quarter with $169.4 million in cash and cash equivalents, up from $145.3 million sequentially.

Now moving onto guidance. For the September quarter, we are initiating guidance as follows. Total revenue is expected to be in the range of $92 million to $94 million. Adjusted net income per share is expected to be in the range of $0.09 to $0.10, based on approximately 96 million weighted average shares outstanding. Adjusted EBITDA is expected to be in the range of $10 million to $11 million. For the full year 2013, we are pleased to increase our guidance once again, and are updating it as follows. Total revenue is expected to be in the range of $360 million to $365 million, an increase from our previous guidance of $347 million to $355 million. Adjusted net income per share is expected to be in the range of $0.33 to $0.36, based on approximately 96 million weighted average shares outstanding, a small increase at the midpoint from our previous guidance of $0.32 to $0.36.

Adjusted EBITDA is expected to be in the range of $39 million to $42 million, a small increase from the midpoint of our previous guidance of $38 million to $42 million. Free cash flow is expected to be in the range of $48 million to $53 million, an increase from our previous guidance of $43 million to $48 million. At a high level, our investment priorities remain consistent with previous commentary. Given our leading position in this large and relatively untapped market, we will reinvest the upside in our business in a prudent manner, as long as the economics around our LTV goals continue to make strong financial sense.

In summary, we posted strong results once again in the quarter. Our growth investments are paying off as we leverage our leading brand and proprietary technology advantage. The Company is executing well, and we will continue to invest aggressively in an attempt to continue our momentum and market share gains. Our increased guidance is a reflection of our confidence in the business and the growth opportunities ahead of us.

And now, we would be happy to take your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Your first question comes from the line of Greg Dunham of Goldman Sachs. Please proceed.

Greg Dunham—Goldman Sachs—Analyst

Hi, yes. Thanks for taking my questions. I guess first one on the ARPU strength, and obviously you highlighted Ultimate being 40% of new. Can you remind us, the last time you gave us a stat on the percentage of subscribers in the overall base that was Ultimate? Can you remind us when that was?

Todd Davis—LifeLock Inc—Chairman & CEO

Yes, in the third quarter, most recent third quarter 2012, we talked about how that percentage had surpassed the 10 percentage point level.

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JULY 31, 2013 / 9:00PM, LOCK—Q2 2013 LifeLock Inc Earnings Conference Call

Okay, that’s what l recall. And the other thing is, you’ve had Ultimate now in the market for a little over a 1.5years. Common question we get is,

with the higher priced SKU, are you going to see retention that is probably a little lower? But retention has actually been improving as that base has gone up. Can you talk about the retention specifically in that Ultimate base and what you are seeing?

Todd Davis—LifeLock Inc—Chairman & CEO

Sure. Now we are still really working through our first wave of Ultimate annual renewals, so we’re a bit early to draw any kind of definitive solutions. Historically with our premium products, and what we saw when we introduced Command Center, which was the prior premium product or top end product, we saw a slight decline in the retention rate, due to the higher price point.

So we were expecting similar results, a slightly lower retention rate for the Ultimate product when we launched that. And certainly we have not seen anything that dramatically alters our expectations on that. We’re very pleased to continue to deliver that world-class retention rate of 87% and change. But I will note, there is always going to be fluctuations from quarter to quarter. But so far, Ultimate is performing, from a retention perspective, very similar to what we anticipated.

Greg Dunham—Goldman Sachs—Analyst

Okay. One last one from me. The free cash flow guidance, the new guidance is up like 10% at the midpoint from where the prior guidance is, but yet by my math you are still increasing the spending in the back half of the year. Can you talk about some of the spending initiatives as you look forward to the back half, and where some of those additional investments are going, given the upside? Thanks.

Todd Davis—LifeLock Inc—Chairman & CEO

Yes, so we’re going to continue to invest as we have so far this year. We’re going to continue to invest in product, product development, we’re going to continue to invest in driving retention, and continue to invest in terms of expanding that target market, going after a much broader demographic than we’ve seen in the past. And Greg, I think one of the opportunities for us is, as we are raising our revenue guidance, we’ll also see some benefit from an increase in deferred revenue as we sign on these new members, particularly if we are signing on folks with the very solid percentage of Ultimate members that we have.

Greg Dunham—Goldman Sachs—Analyst

Perfect. Thanks, guys.

Greg Kleiner—LifeLock Inc—IR

Thanks, Greg.

Operator

Okay. Thank you. The next question we have comes from the line of [Jamie Sunny] from Bank of America. Please proceed.

Jamie Sunny—BofA Merrill Lynch—Analyst

Thanks guys, great quarter. Just wanted to ask a little bit about the second half of the year, now thinking about your commentary about cost of acquisition to moderate. How should we think about the new member adds for the second half of the year? They’ve been pretty good pace so far

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JULY 31, 2013 / 9:00PM, LOCK—Q2 2013 LifeLock Inc Earnings Conference Call

as you have ramped up the customer acquisition, if that is expected to trend down, should we expect the new member growth to moderate as well?

Todd Davis—LifeLock Inc—Chairman & CEO

Well I think we’re — we don’t guide to specific metrics like the gross new member count. But we’re going to continue to invest from a lifetime value basis, and ensure that the — both the number and type of members we are bringing in are solid. And we’ve seen some definite success in the first half of the year. And we’re going to continue to push into those new demographics and new market opportunities in the back half of the year.

Jamie Sunny—BofA Merrill Lynch—Analyst

Okay. And one quick follow-up, Chris. If I heard accurately earlier, the junior SKU, 50% of the new members are adopting the junior SKU, is that right?

Chris Power—LifeLock Inc—CFO

I think, just to clarify. We said that roughly 6% historically of our base were purchased, are what we called our minor product historically. And with the launch of Ultimate, that 6% has remained relatively stable in terms of gross new members coming in. But what we’re seeing is 0.5 of those members are coming in selecting the junior — the higher-priced junior product. So we’re very pleased with that introduction so far.

Jamie Sunny—BofA Merrill Lynch—Analyst

All right. Thank you very much.

Greg Kleiner—LifeLock Inc—IR

Thank you.

Operator

Okay. Thank you. Next question comes from the line of Nandan Amladi of Deutsche Bank. Please proceed.

Todd Davis—LifeLock Inc—Chairman & CEO

Nandan, you on?

Greg Kleiner—LifeLock Inc—IR

Operator, we can move onto the next question and then come back to Nandan later.

Operator

Okay. The next question, then, comes from the line of Robert Breza of RBC Capital Markets. Robert, please proceed.

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JULY 31, 2013 / 9:00PM, LOCK—Q2 2013 LifeLock Inc Earnings Conference Call

Greg Kielner -LifeLock inc-JR

Okay. We’re Ofor2.We can keep going.

Robert Breza—RBC Capital Markets—Analyst

And then you talked about pulling back from the competitor co-optition type agreements that you have. How should we think about the pace of that business as you transition through it? Where do you think the long-term kind of growth is as you wind-down some of the agreements?

Todd Davis—LifeLock Inc—Chairman & CEO

Hey, Rob, this is Todd. Let me make sure I have the first part of your question because you were quiet to begin with. We didn’t hear it over the line. But you are making the reference to as we wind-down and have the nonrenewals of some of those competitor products, is that what you are talking about, on the enterprise side?

Robert Breza—RBC Capital Markets—Analyst

Correct, exactly.

Todd Davis—LifeLock Inc—Chairman & CEO

So look, I think we would anticipate, we had planned this out for some time. So we’re trying to take a very deliberate — really do this the right way. So as those — we do not renew those, as those come up and we communicate and work with those partners, remember they do have some existing customers on the service, and we will continue to serve those customers that have that product. So, we’ll see that just unwind out of the business over a period of time. It will fluctuate a little differently according to any particular partner over that period. But I think it will be a steady unwind of that over time as the customers churn off, actual members churn off.

Chris Power—LifeLock Inc—CFO

Yes, and just to add to Todd’s comment, I believe that that will be gradual over time, and really dependent on the churn rate of those folks. But I will remind people on the phone that that portion of our business represented 1.3% of the overall revenue for the Company. So it certainly, our expectations are baked into our total revenue guidance for the end of the year in terms of our expectations there.

Robert Breza—RBC Capital Markets—Analyst

Great. Thank you.

Greg Kleiner—LifeLock Inc—IR

Did you get it, Rob?

Robert Breza—RBC Capital Markets—Analyst

Yes.

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JULY 31, 2013 / 9:00PM, LOCK - Q2 2013 LifeLock Inc Earnings Conference Call

Greg Kleiner - *LifeLock Inc - IR*

Okay, good.

Operator

Thank you.

(Operator Instructions)

The next question we have comes from the line of Richard Davis of Canaccord. Please proceed.

Greg Kleiner - *LifeLock Inc - IR*

Richard, or DJ, are you there? Keep going and we'll circle back.

Operator

Okay. The next question comes from the line of Scott Zeller of Needham & Company. Please proceed.

Scott Zeller - *Needham & Company - Analyst*

(Inaudible).

Greg Kleiner - *LifeLock Inc - IR*

Hey, Scott, I'm not sure if you are trying to speak, we are having trouble hearing you. Operator, why don't we go back and see if there's anyone else is in the queue. We're obviously having some technical difficulties here.

Operator

Okay. The next question, then, from Robert Davis of Canaccord. Richard, please go ahead.

Greg Kleiner - *LifeLock Inc - IR*

Let's just wrap it up.

Todd Davis - *LifeLock Inc - Chairman & CEO*

Just maybe just one more time through. Nandan, are you on the call?

Greg Kleiner - *LifeLock Inc - IR*

Sean, let's just wrap up.

10

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JULY 31, 2013 / 9:00PM, LOCK—Q2 2013 LifeLock Inc Earnings Conference Call

Operator

Okay, certainly. So I’ll turn the call over now to Todd Davis for do sing remarks.

Todd Davis—LifeLock Inc—Chairman & CEO

Again, I would like to thank everybody for your participation today. We look forward, encourage any kind of follow-up, pinging us both here at our Investor Relations website at investor.LifeLock.com, again to get access to both this second quarter press release and a webcast replay. And we look forward to following up with everybody, seeing you out in the market. Thanks.

Operator

Okay. Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

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